Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	ARNOLD D. LEVITT
Senior Vice President
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS

45% INCREASE IN NET INCOME FOR FISCAL YEAR

Burlington, New Jersey – May 19, 2005 – Franklin Electronic Publishers, Inc. (AMEX:FEP) reported a forty-five percent increase in net income to $2,403,000, or $.24 per common share for the fiscal year ended March 31, 2005 compared with net income of $1,652,000 or $.15 per common share, in the prior year. Income in the current period included a gain of $1,781,000 from the sale of the Company’s 25% interest in the French software developer Mobipocket.com S.A. and a charge of $1,531,000 for impairment in the carrying value of the Company’s license agreement for the ROLODEX® Electronics trademark. Current period net income benefited from lower net interest expense of $179,000 and a provision for refund of income taxes of $96,000 compared with a provision for income taxes of $159,000 in the prior period. Sales for the year ended March 31, 2005 were $62,146,000 compared with $61,836,000 in the prior year.

The Company reported a net loss for its fourth fiscal quarter of $730,000 or $.09 per common share, including the aforementioned gain and impairment charge, compared with a net loss in the same period last year of $763,000 or $.10 per common share. For the three months ended March 31, 2005 sales were $10,736,000 compared with $12,309,000 in the same period last year.

Barry Lipsky, President and CEO of the Company said “I am quite pleased with the 45% increase in our net income for the year and I am happy to report that pre-tax income increased by 27% for our third consecutive year of increased pre-tax income. I am looking forward to another increase in pre-tax income in the coming year.”

Mr. Lipsky added that “Our cash flow continued to be strong as we retired $2,145,000 of our Preferred Stock, eliminated all borrowings at year end for the first time in 10 years by repaying the $2,375,000 outstanding under our credit facility and also paid cash dividends of $458,000 on our Preferred Stock in lieu of the dividends paid in stock in previous years.”

About Franklin

Franklin Electronic Publishers (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 32,000,000 electronic books since 1986. Current titles available directly or through partners number more than 22,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Ademco (a division of Honeywell), Macromedia, and Mobile Digital Media (formerly a division of Palm). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America and Australia and will begin distribution of those products in the European Community in 2005. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin’s dependence on third party component suppliers, manufacturers, and licensors, including those that provide Franklin-specific parts and those that license specific key titles to Franklin, and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

(in thousands, except per share data)

	Twelve Months Ended March 31,
	2005	2004
Sales	$62,146	$61,836
Gross Margin	29,979	29,530
Pre Tax Income	2,307	1,811
Net Income	2,403	1,652
Preferred Stock Dividend	458	426
Income Applicable to Common Stock	1,945	1,226
Income Per Common Share
Basic	$0.24	$0.15
Diluted	$0.23	$0.15
Weighted Average Common Shares
Basic	8,047	7,970
Diluted	8,498	8,355

	Three Months Ended March 31,
	2005	2004
Sales	$10,736	$12,309
Gross Margin	4,902	5,777
Pre Tax Income (Loss)	(1,000)	(567)
Net Income (Loss)	(730)	(763)
Preferred Stock Dividend	—	—
Income (Loss) Applicable to Common Stock	(730)	(763)
Income (Loss) Per Common Share
Basic	$(0.09)	$(0.10)
Diluted	$(0.09)	$(0.10)
Weighted Average Common Shares
Basic	8,093	7,981
Diluted	8,093	7,981